Exhibit 99.1

HealtheTech, Inc. Reports Revenues of $593K for Fourth Quarter 2003 and $5.2 million for Fiscal Year 2003

GOLDEN, Colo., February 17 – HealtheTech, Inc. (Nasdaq:HETC), the maker of proprietary handheld medical devices and software for the measurement of resting metabolic rate and nutrition monitoring, today reported financial results for the fourth quarter and year ended December 31, 2003. Total revenues for the fourth quarter of 2003 were $.6 million, compared to $1.8 million in the third quarter of 2003. Of the $1.8 million of third quarter revenue, $1.0 million was due to recognition of license revenue ($.8 million non-recurring). As of September 30, 2003, the company no longer has any significant source of license revenue. For fiscal year 2003, HealtheTech reported revenues of $5.2 million, compared to $13.5 million for fiscal year 2002, a decrease of $8.3 million. The year over year decline in revenue was expected, due to $7.5 million in purchases made in 2002 by HealthSouth Corporation, to meet 2002 contractual commitments. The net loss for the fourth quarter of 2003 was ($6.5) million, or basic and diluted loss per share of ($1.54). For fiscal year 2003, HealtheTech reported a net loss of ($26.7) million or ($6.67) per share, compared to ($16.8) million or ($6.43) per share for fiscal year 2002.

Fourth Quarter Statistics

($            in thousands except per/share amounts(1))

	Three months ended 12/31		Year ended 12/31
	2002	2003	2002	2003
Revenue	$2,633	$593	$13,531	$5,228
Gross margin	$1,478	$39	$6,686	$1,355
Loss per share	$(1.42)	$(1.54)	$(6.43)	$(6.67)
Weighted Average Shares	3,906	4,260	2,613	4,007

(1)restated for 5-for-1 reverse split effective December 31, 2003

As of the fourth quarter 2003, HealtheTech has instituted the early adoption of SFAS 123 (“Accounting for Stock-Based Compensation”) resulting in additional operating expense of $1.8 million for the fourth quarter of 2003. Additionally, several charges were recognized totaling $1.9 million: a restructuring charge associated with workforce reductions ($.2 million), a charge associated with the acceleration of stock options for our former CEO, Dr. James Mault, ($.5 million) and a charge for final recognition of HealthSouth Corporation warrants ($1.2 million).

Summary of Charges:
($ in millions)

Net Loss	$(6.5)

SFAS 123	1.8
Restructuring charge	0.2
Mault options	0.5
HealthSouth warrants	1.2

As of December 31, 2003 HealtheTech had $17.0 million in cash, cash equivalents and marketable securities, compared to $8.7 million as of September 30, 2003 and $16.9 million as of December 31, 2002. HealtheTech did not incur additional draw-downs against its credit facility during 2003.

“2003 was a pivotal turn-around year for HealtheTech,” stated Jim Dennis, Chairman & CEO. “Several significant accomplishments have positioned the company for future growth and success. Over the course of the year we have restructured the company, consolidated all of our operations to the Golden, Colorado facility, and reduced business operations expenses from $10 million in the first quarter to less than $3 million in the fourth quarter. As previously released, we completed an additional round of equity financing, totaling $11.7 million, in December 2003, thereby strengthening our cash position and enabling us to execute our weight management strategy in the medical, corporate wellness and commercial fitness settings. Overall, the company is lean, strong, and executing a business model that will drive revenue and customer satisfaction.”

Update to Mead Johnson Contract Termination

As a result of the sale of Mead Johnson’s adult nutrition business to Novartis, our distribution contract will be mutually terminated effective March 31, 2004. All customers and prospective customer lists have been turned over to HealtheTech, and we are working together on notification, support and servicing of existing customers. A new and highly qualified distribution network has been signed to aggressively represent HealtheTech products in key markets throughout the United States.

Significant Financial Actions

In association with the closing of the Los Gatos facility, we expect to incur a restructuring charge of $255K during the first quarter of 2004. Additionally, the company filed and went effective on its Registration Statement on Form S-3 as of February 13, 2004 for the resale of the securities sold in the private placement, and expects to file its 10-K in March 2004.

Outlook for 2004

Pilot programs are underway with several national chains, a new exclusive distributor, Global GrOwth Partners, has been signed for the European, Middle East and African fitness markets, and with increased focus on specific medical, corporate wellness and fitness markets, the pipeline for 2004 is strong and growing. HealtheTech projects revenue to be between $7 and $10 million and expects to achieve this growth while maintaining business operations expenses at or below the $3 million per quarter threshold.

About HealtheTech

HealtheTech, Inc., headquartered in Golden, CO, develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and monitoring of weight and nutrition. HealtheTech’s breakthrough products assist healthcare and wellness professionals in the areas of weight management, fitness, health and medical nutrition therapy, to provide cost-effective and individualized nutrition monitoring and weight management tools. HealtheTech’s product line includes hardware and software that enables individuals to monitor their health and nutrition conveniently and affordably. The company’s common stock is traded on the Nasdaq National Market under the symbol “HETC”. For more information, please visit www.healthetech.com.

Forward-Looking Statements

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding: the company’s prospects; ability to increase product sales and revenue; the effects of our restructuring; growth opportunities; management of expenses; and revenue in future periods. Estimates as to future period operating results, revenues and earnings herein are based on a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions, such as prices, supply and demand and cost of raw materials. Statements relating to the future activities of our partners and other third parties are based on information we believe to be reliable. Although HealtheTech believes its expectations are based on reasonable assumptions and reliable information, actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such factors may include, but are not limited to, expectations regarding: the company’s ability to realize its long-term prospects; the availability of additional capital resources as necessary for the continuation of our business operations; our ability to control expenses and cash flow; whether the company actually closes on opportunities and increases product sales and revenue; whether customers are able to increase utilization of devices and consumables and make their programs successful; whether the company capitalizes on its growth opportunities; and whether the company achieves revenue and earnings per share expectations in future periods. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Reference is made to the discussion of risk factors detailed in the company’s filings with the Securities and Exchange Commission. HealtheTech undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.

CONTACT:

James W. Dennis, Chairman and CEO

523 Park Point Drive, 3rd Floor

Golden, CO 80401

(303) 526-5085

HEALTHETECH, INC.

Statements of Operations ($ in 000’s)

	Three Months Ended December 31		Year Ended December 31,
	2002	2003	2002	2003
Revenue:
Product sales	$564	$430	$9,654	$2,667
Software and other	2,069	164	3,877	2,561

Total revenue	2,633	593	13,531	5,228
Cost of revenue:
Product sales	817	372	5,876	2,649
Software and other	300	116	917	1,148
Stock-based charges	38	66	52	76

Total cost of revenue	1,155	555	6,845	3,873

Gross profit	1,478	39	6,686	1,355
	56%	7%	49%	26%
Operating expenses:
Research & development	2,081	1,078	6,807	6,499
Selling, general and administrative	5,556	1,827	15,038	14,228
Restructuring charges and asset impairment	—	249	0	2,453
Stock-based reversals	(487)	3,442	2,037	5,066

Total operating expenses	7,150	6,595	23,882	28,246

Loss from operations	(5,672)	(6,557)	(17,196)	(26,891)
Interest income	120	16	395	172
Interest expense	(2)	(1)	(10)	(6)

Net loss	$(5,554)	$(6,541)	$(16,811)	$(26,725)

Basic and diluted loss per common share	$(1.42)	$(1.54)	$(6.43)	$(6.67)

Basic and diluted weighted average number of shares outstanding(1,2)	3,906	4,260	2,613	4,007

(1) adjusted for conversion of preferred stock on the effective date of the initial public offering

(2) adjusted for reverse stock split (1-for-5 December 31, 2003)

HEALTHETECH, INC.

Balance Sheets ($ in 000’s)

	September 30, 2003	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$8,726	$17,003
Receivables, net of allowance	875	620
Inventory	1,742	1,908
Prepaid expenses	925	676
Other current assets	103	18

Total current assets	12,370	20,226

Property and equipment, net	2,132	1,844
Deposits	265	266
Restricted cash	172	—
Intangible assets, net of accumulated amortization	1,612	1,556

TOTAL ASSETS	$16,551	$23,892

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$709	$567
Accrued liabilities	2,126	1,052
Current portion of deferred revenue	12	72
Total current liabilities	$2,848	$1,691

Other liabilities:
Deferred revenue, less current portion	37	—
Other liabilities	193	172

Total other liabilities	230	172

Total liabilities	$3,078	$1,863

Stockholders’ equity:
Common stock, $0.001 par value	20	35
Deferred stock-based charges	(1,395)	(1,817)
Additional paid-in capital	99,232	114,736
Accumulated deficit	(84,383)	(90,924)

Total stockholders’ equity	13,473	22,029

Commitments and contingencies

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$16,551	$23,892